Exhibit 99.1

RVEN Closes Minimum Public Offering

Shares to Commence Trading on The Nasdaq Capital Market

LA JOLLA, Calif., August 29, 2016 -- Reven Housing REIT, Inc. ("Reven" or the "Company") (NASDAQ: RVEN) today announced that it broke escrow on the minimum portion of its $25 million offering of common shares. The Company is conducting a direct public offering of a minimum of 3,001,500 shares and maximum of 5,000,000 shares of its common stock, at $5.00 per share. On August 26, 2016, the Company completed the sale of 3,079,281 shares of its common stock, and the offering escrow agent, US Bank, N.A., released to Reven $15,396,405 of offering proceeds.

The Company also announced that its common stock has been approved for listing on the Nasdaq Capital Market. The Company’s common shares will commence trading on the Nasdaq Capital Market on August 30, 2016 under the symbol “RVEN”.

The Company’s direct offering of common shares will continue until all shares are sold or the Company’s earlier decision to terminate the offering. The offering is being conducted pursuant to a Registration Statement on Form S-11 which was declared effective by the SEC on May 10, 2016. Interested parties may download a copy of the Prospectus made part of the Registration Statement from the Company’s website at www.revenhousingreit.com, under “Public Offering”, or obtain a print copy of the Prospectus by contacting the Company at info@revenhousingreit.com or by telephoning at (858) 459-4000.

In order to subscribe, parties should first carefully and thoroughly review the Prospectus and, if after reviewing the Prospectus remain interested in subscribing, complete and execute a Subscription Agreement. A copy of the Subscription Agreement and instructions for investing can be downloaded from the Company’s website at www.revenhousingreit.com, under “Public Offering”.

For further information, please contact Reven Housing REIT, Inc. at:

Mailing Address

P.O. Box 1459

La Jolla, CA 92038-1459

Corporate Address

Anne Sugden, Investor Relations Manager

875 Prospect Street, Suite 304

La Jolla, CA 92037

858 459-4000

info@revenhousingreit.com

www.revenhousingreit.com